UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 8, 2008

MEDPRO SAFETY PRODUCTS, INC.
(Formerly, Dentalserv.com)
(Exact name of registrant as specified in Charter)

Nevada	000-49768	91-2015980
(State or other jurisdiction of	(Commission File No.)	(IRS Employee Identification
incorporation or organization)		No.)

817 Winchester Road, Suite 200
Lexington, KY 40505
(Address of Principal Executive Offices)

(859) 225-5375
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

     J Warrant Exercise

     Vision Opportunity Master Fund, Ltd. (“Vision”) and an affiliated fund, holders of the Series J Warrant to purchase the Company’s Series B Preferred Stock, have exercised their warrants and purchased a total of 745,413 shares of Series B Stock for $6.5 million in cash through September 30, 2008. The unexercised balance of the J Warrants outstanding after the exercises totaled 748,366 shares of Series B Stock at the purchase price of $8.72 per share. Each share of Series B Stock converts into 4 shares of common stock at the present conversion price of $2.18 per share.

     Vision has committed to exercise the remainder of the J Warrant for cash by November 1, 2008, subject to MedPro amending the terms of its option to purchase certain needlestick prevention technology from SGPF, LLC, a company owned by MedPro’s Chairman and CEO W. Craig Turner.

     Amendment to SGPF Technology Development and Option Agreement

     On September 30, 2008, MedPro exercised its option to purchase certain needlestick prevention technology under its Technology Development and Option Agreement with SGPF.

     MedPro and SGPF entered into the amendment to their Technology Development and Option Agreement on September 8, 2008. The amendment:

  Increased the portion of the exercise price to be paid in cash from $2,500,000 to $3,345,000, which amount included all amounts SGPF had paid to date to acquire the applicable patents and patent applications technology under its agreement with the original holders of the technology; and
  reduced the portion of the exercise price payable in shares of newly issued shares of MedPro common stock from $2,500,000 to $1,250,000 based on a value of $1.81 per common share.

     The amendment took effect when (a) the holders of the Company’s Series J Warrants exercised them to purchase shares of MedPro’s Series B Stock for at least $6.5 million in cash on or before September 30, 2008, and (b) MedPro exercised its option to purchase the Blunt Technology under the Agreement, which occurred on September 30, 2008.

     Termination of Unilife Option Agreement

     MedPro and UniLife Medical Solutions Limited have mutually agreed to terminate MedPro’s option agreement to acquire a license to sell certain Unilife products in the United States and certain other arrangements between the two companies. UniLife paid a total of $2.3 million to MedPro on September 30, 2008, to terminate the option agreement and repay the option fee, compensate UniLife for expenses incurred in connection with certain strategic initiatives between MedPro and UniLife since 2006, and complete contract work for MedPro by Unilife’s wholly owned subsidiary, Integrated BioSciences Inc., of Lewisburg, Pennsylvania, a contract manufacturer of medical devices. The terminated option agreement had provided that if MedPro and UniLife were unable to negotiate the terms of an exclusive license for MedPro to sell and distribute certain UniLife safety syringe products in the United States by September 1, 2008, then MedPro would acquire an exclusive license unless UniLife repaid MedPro’s $3 million option fee with interest.

     Item 8.01 Other Events.

     On October 6, 2008, MedPro announced that it had received initial payments totaling $2.7 million under its agreements with Greiner Bio-One International following Greiner’s approval of production line designs for MedPro’s phlebotomy products. A copy of the press release is attached as exhibit 99.1 to this report.

Item 9.01 Financial Statement and Exhibits.

     (d)      Exhibits

Exhibit Number	Description

10.1	Amendment to Technology Development and Option Agreement between SGPF, LLC and MedPro

99.1	Press release issued October 6, 2008.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPRO SAFETY PRODUCTS, INC.

Date: October 6, 2008	By:	/s/ Walter Weller
Walter Weller,
President and Chief Operating
Officer